NEWS RELEASE	Exhibit 99.1

HECLA REPORTS FIRST QUARTER 2018 RESULTS

Lower silver and gold cash costs and all in sustaining costs, after by-product credits, drive strong financial performance

For the Period Ended: March 31, 2018

For Release: May 10, 2018

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter financial and operating results.

HIGHLIGHTS

•	Net income applicable to common stockholders of $8.1 million, or $0.02 per basic share.

•	Adjusted net income applicable to common stockholders of $9.1 million, or $0.02 per basic share.[1]

•	Sales of $139.7 million.

•	Cash provided by operating activities of $16.4 million.

•	Adjusted EBITDA of $58.4 million and net debt/adjusted EBITDA (last 12 months) of 1.2x.[2,3]

•	Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $100.9 million.

•	Silver cash cost, after by-product credits, of $(3.35) per ounce.[4]

•	All in sustaining cost (AISC), after by-product credits, of $5.66 per silver ounce.[5]

•	Received $30.8 million investment (C$40 million) from Ressources Quebec, a wholly-owned subsidiary of Investissement Quebec.

•	Cash and cash equivalents and short-term investments of $246.9 million.

•	Agreement to acquire Klondex Mines Ltd. ("Klondex"), expected to close around the end of the second quarter 2018, subject to approval by their shareholders.

"The investments we have made to improve our mines are resulting in more consistent operations, higher throughput, strong metals production and lower costs, increasing the financial strength of Hecla," said Phillips S. Baker, Jr., President and CEO. "These improvements are reflected in the quarterly throughput which is a record at Casa Berardi and a near-record at Greens Creek, and lower cash costs, after by-product credits per gold and silver ounce. We continue to benefit from strong lead and zinc prices, and are seeing continued tightness in the concentrate markets, resulting in significant improvement in payment terms from the smelters, so lower costs could remain for some time.”

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	1

"We are very excited about the prospect of adding Klondex's Nevada assets into the Hecla portfolio," Mr. Baker added. "The exploration potential of having more than 110 square miles along the important structural trends of a prolific mining jurisdiction like Nevada is a key benefit of this transaction. We also see significant upside in the potential to discover additional resources and the subsequent conversion into reserves. We believe we can apply our expertise in metallurgy, materials handling and narrow vein underground mining to these assets, strengthening our precious metals production profile and further increasing our cash flow and financial strength."

FINANCIAL OVERVIEW

	First Quarter Ended
HIGHLIGHTS	March 31, 2018	March 31, 2017
FINANCIAL DATA

Sales (000)	$139,709	$142,544
Gross profit (000)	$38,786	$34,916
Income applicable to common stockholders (000)	$8,102	$26,696
Basic and diluted income per common share	$0.02	$0.07
Net income (000)	$8,240	$26,834
Cash provided by operating activities (000)	$16,383	$38,285

Net income for the first quarter of $8.2 million, a decrease of $18.6 million from the first quarter of 2017 impacted by the following factors:

•

Tax provision of $0.8 million compared to a tax benefit of $29.1 million in the first quarter of 2017. The 2017 benefit was primarily related to the impact of receiving IRS approval to accelerate the timing of deductions for the Lucky Friday #4 Shaft development costs.

•

Lucky Friday suspension costs of $4.1 million, along with $0.9 million in non-cash depreciation, related to the strike that began in mid-March 2017, compared to $1.2 million in suspension costs and $0.4 million in non-cash depreciation recorded in the first quarter of 2017.

•

Exploration and pre-development spending increase of $2.6 million compared to the first quarter of 2017. In 2018, exploration work continues at Greens Creek, San Sebastian, and Casa Berardi, and on the land package near Lucky Friday. Pre-development work is related to advancement of Montanore and Rock Creek projects.

•	$2.5 million in costs related to the proposed acquisition of Klondex.

•

Interest expense, net of amount capitalized, of $9.8 million in the first quarter of 2018, increased over the $8.5 million recognized in first quarter of 2017, due to lower capitalized interest as a result of completion of #4 Shaft and the addition of the Ressources Québec financing received in March 2018.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	2

Operating cash flow of $16.4 million decreased 57% over the first quarter of 2017 principally due to reduced silver and lead production and lower silver prices, higher product inventories due to the timing of sales at Greens Creek, and the timing of payment of incentive compensation related to prior year performance, partially offset by higher gold production and higher gold and base metals prices.

Adjusted EBITDA of $58.4 million increased 8% over the first quarter of 2017, mainly due to higher gold and base metals prices and higher gold production at Casa Berardi.2

Capital expenditures (excluding capitalized interest) totaled $20.0 million for the first quarter of 2018 compared to $23.3 million in the prior year period, with the decrease mainly due to lower expenditures at Casa Berardi of $3.3 million, Lucky Friday of $3.0 million and San Sebastian of $1.3 million, partly offset by increased expenditures at Greens Creek of $4.2 million.  Expenditures at Greens Creek, Casa Berardi, Lucky Friday and Sans Sebastian were $9.5 million, $9.1 million, $1.0 million, and $0.4 million respectively.

Metals Prices

The average realized silver price in the first quarter of 2018 was $16.84 per ounce, 6% lower than the $17.90 price realized in the first quarter of 2017. Realized gold, lead and zinc prices increased 9%, 12%, and 18%, respectively.

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at March 31, 2018:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2018 settlements	26,841	15,598	$1.23	$1.07
2019 settlements	48,502	20,283	$1.40	$1.10
2020 settlements	42,329	19,401	$1.40	$1.13

The contracts represent 51% of the forecasted payable zinc production for the three-year period 2018-2020 at an average price of $1.36 per pound and 57% of the forecasted payable lead production for the three-year period 2018-2020 at an average price of $1.10 per pound.

OPERATIONS OVERVIEW

The following table provides the production summary on a consolidated basis for the quarters ended March 31, 2018 and 2017:

		First Quarter Ended
		March 31, 2018	March 31, 2017
PRODUCTION SUMMARY
Silver -	Ounces produced	2,534,095	3,369,427
	Payable ounces sold	2,091,464	2,869,114
Gold -	Ounces produced	57,808	56,113
	Payable ounces sold	54,839	51,371
Lead -	Tons produced	5,627	8,636
	Payable tons sold	3,868	6,426
Zinc -	Tons produced	15,211	15,537
	Payable tons sold	10,104	11,847

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	3

The following table provides a summary of the final production, cost of sales, cash cost, after by-product credits, per silver or gold ounce, and AISC, after by-product credits, per silver or gold ounce, for the quarters ended March 31, 2018 and 2017.

				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold

Production (ounces)	Quarter Ended March 31, 2018	2,534,095	57,808	1,913,232	13,118	99,780	40,177	8,891	512,192	4,513
	Quarter Ended March 31, 2017	3,369,427	56,113	1,929,297	14,022	680,782	35,807	8,545	750,803	6,284
Increase/(decrease)		(835,332)	1,695	(16,065)	(904)	(581,002)	4,370	346	(238,611)	(1,771)

Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	Quarter Ended March 31, 2018	$51,736	$49,187	$41,861	$—	$4,100	$49,187	$—	$5,775	$—
	Quarter Ended March 31, 2017	$65,162	$42,466	$43,996	$—	$14,543	$42,466	$—	$6,623	$—

Increase/(decrease)		$(13,426)	$6,721	$(2,135)	$—	$(10,443)	$6,721	$—	$(848)	$—
Cash costs, after by-product credits, per silver or gold ounce [4,6]	Quarter Ended March 31, 2018	$(3.35)	$827	$(4.99)	$—	$—	$827	$—	$2.81	$—
	Quarter Ended March 31, 2017	$0.84	$886	$0.65	$—	$5.93	$886	$—	$(3.27)	$—

Increase/(decrease)		$(4.19)	$(59)	$(5.64)	$—	$—	$(59)	$—	$6.08	$—
AISC, after by-product credits per silver or gold ounce[5]	Quarter Ended March 31, 2018	$5.66	$1,086	$0.59	$—	$—	$1,086	$—	$8.37	$—
	Quarter Ended March 31, 2017	$7.60	$1,256	$3.86	$—	$12.06	$1,256	$—	$0.43	$—

Increase/(decrease)		$(1.94)	$(170)	$(3.27)	$—	$—	$(170)	$—	$7.94	$—

Greens Creek Mine - Alaska

At the Greens Creek mine, 1.9 million ounces of silver and 13,118 ounces of gold were produced in the first quarter, compared to 1.9 million ounces and 14,022 ounces, respectively, in the first quarter of 2017. The impact of lower grades than the first quarter of 2017 was largely offset by increased ore throughput. The mill operated at an average of 2,349 tons per day (tpd) in the first quarter compared to 2,190 the first quarter of 2017.

The cost of sales for the first quarter was $41.9 million, and the cash cost, after by-product credits, per silver ounce, was $(4.99), compared to $44.0 million and $0.65, respectively, for the first quarter of 2017.4 The AISC, after by-product credits, was $0.59 per silver ounce for the first quarter compared to $3.86 in the first quarter of 2017.5 The per ounce silver costs were lower primarily due to higher by-product metals prices and production.

Lucky Friday Mine - Idaho

Silver production of 99,780 ounces decreased 85% over the prior year period mainly due to the strike by the union workers that began March 13, 2017. Cost of sales for the first quarter was $4.1 million compared to $14.5 million, with the decrease also due to the strike.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	4

Last week Hecla announced that it has reached an agreement with the National Labor Relations Board in settling the unfair labor practice charge brought by the United Steelworkers in March 2017. The two sides have met more than 20 times since March 2017, but have had only two negotiating sessions since Hecla presented a Revised Final Offer (RFO) on December 15, 2017, but those meetings resulted in no progress in reaching a new Agreement. On May 4, 2018, Hecla notified the Union that the parties are at impasse, and that portions of the RFO were being implemented, effective immediately.

Limited production and capital improvements continue to be performed by salaried staff, and preparations continue for the arrival of the remote vein miner (RVM), expected late in 2019, which has the potential to revolutionize how the Lucky Friday is mined.

Casa Berardi Mine - Quebec

At the Casa Berardi mine, 40,177 ounces of gold were produced in the first quarter, including 10,655 ounces from the East Mine Crown Pillar (EMCP) pit, compared to 35,807 ounces in the prior year period, primarily due to higher throughput. The mill operated at an average of 3,873 tpd in the first quarter, an increase of 19% over the first quarter of 2017, and the highest quarterly throughput ever recorded at the mine. The Company continues to study the optimal mill throughput rate.

The cost of sales was $49.2 million for the first quarter and the cash cost, after by-product credits, per gold ounce was $827, compared to $42.5 million and $886, respectively, in the prior year period.4,6 The decrease in cash cost, after by-product credits, per gold ounce is partly due to higher gold production and reduced stripping costs at the EMCP pit. The same factors, along with lower capital spending, resulted in lower AISC, after by-product credits, of $1,086 per gold ounce for the first quarter compared to $1,256 in the first quarter of 2017.5

The automated 985 drift project is working well, and the delivery of a second 40-ton Sandvik autonomous haul truck is expected later this year. This is expected to result in operating savings of several million dollars a year.

San Sebastian - Mexico

At the San Sebastian mine, 512,192 ounces of silver and 4,513 ounces of gold were produced in the first quarter, compared to 750,803 silver ounces and 6,284 gold ounces in the prior year period. Although silver and gold production were lower as compared to the first quarter of 2017, both still exceeded our estimates for the quarter due to the amount of higher-grade stockpile material processed. The mill operated at an average of 382 tpd in the first quarter, a 6% decrease over the first quarter of 2017.

The cost of sales was $5.8 million for the first quarter and the cash cost, after by-product credits, was $2.81 per silver ounce, compared to $6.6 million and $(3.27), respectively, in the first quarter of 2017.4 The cash cost, after by-product credits, increased, as expected, due to lower silver production and higher mining costs resulting from the transition of production from the high grade, shallow open pits to underground. The AISC, after by-product credits, was $8.37 per silver ounce for the first quarter compared to $0.43 in the first quarter of 2017, principally due to the same factors along with higher exploration spending, partially offset by lower capital costs.5

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	5

The Company continues to plan on collecting a bulk sample of the Hugh Zone material from the Francine Vein this year and process it through Excellon's mill to determine suitability for a longer term agreement.

EXPLORATION

Exploration (including Corporate Development) expenses were $7.4 million in the first quarter of 2018, an increase of $2.8 million compared to the first quarter 2017. Full year exploration (including Corporate Development) expenses for our current projects are expected to be $30-$37 million, up from $23.5 million in 2017, in part reflecting more aggressive exploration programs at San Sebastian, Casa Berardi and Greens Creek and continued exploration at the Kinskuch, Little Baldy and Opinaca-Wildcat projects.

A complete summary of exploration activities can be found in the news release entitled "Hecla Reports Continued Discoveries at Casa Berardi, San Sebastian and Greens Creek" released on May 8, 2018.

PRE-DEVELOPMENT

Pre-development spending was $1.0 million for the quarter, principally to advance the permitting of Rock Creek and Montanore.

RESEARCH AND DEVELOPMENT

Research and Development spending was $1.4 million for the quarter, which included the fabrication for major components of the RVM at Epiroc's facilities (former Atlas Copco) in Sweden. The machine is expected to be assembled in the fourth quarter of 2018, and a testing phase in Sweden during the first half of 2019 is planned. The machine is expected to be delivered to Lucky Friday in late 2019.

2018 ESTIMATES7

The Company's 2018 estimates remain unchanged at this time. It is anticipated that they will be revised at the time of the second quarter earnings results to include the expected impact from the addition of Klondex's Nevada operations into Hecla or if by-product metal prices remain robust.

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about June 4, 2018, to stockholders of record on May 24, 2018. The realized silver price was $16.84 in the first quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	6

Preferred

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about July 2, 2018, to stockholders of record on June 15, 2018.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, May 10, at 11:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	7

(3) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(4) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mines versus those of our competitors.  As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies.  With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines.  Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the first quarter of 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(5) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs.  AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the first quarter of 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	8

(6) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Other

(7) Expectations for 2018 includes silver, gold, lead and zinc production from Greens Creek, San Sebastian and Casa Berardi converted using Au $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, and Pb $1.00/lb. Lucky Friday expectations are currently suspended as there is currently a strike. Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) successful completion of the Klondex acquisition and its impact on Hecla's operations and results; (iii) expectations regarding the development, growth potential, financial performance of the Company’s projects, including the EMCP pit in Quebec and San Sebastian operations; (iv) the Company’s mineral reserves and resources; (v) ability to optimize operations at Casa Berardi; (vi) ability to complete construction of the remote vein miner and for it to operate successfully; (vii) impact of the Lucky Friday strike on production and cash flow; (viii) ability to generate value from innovations being introduced into the mines; (ix) impact of metals prices on cash costs, after by-product credits; and (x) estimates of future smelter demand. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Form 10-K, filed on February 15, 2018, and Form 10-Q filed on May 10, 2018 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to publicly release revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	9

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	10

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30-gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com/

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	11

HECLA MINING COMPANY

Condensed Consolidated Statements of Income (Loss)

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017

Sales of products	$139,709	$142,544
Cost of sales and other direct production costs	72,869	78,676
Depreciation, depletion and amortization	28,054	28,952
	100,923	107,628
Gross profit	38,786	34,916

Other operating expenses:
General and administrative	7,735	9,206
Exploration	7,360	4,514
Pre-development	1,005	1,252
Research and development	1,436	683
Other operating expense	515	663
Provision for closed operations and environmental matters	1,262	1,119
Lucky Friday suspension-related costs	5,017	1,581
Acquisition costs	2,507	27
	26,837	19,045
Income from operations	11,949	15,871

Other income (expense):
Gain (loss) on derivative contracts	4,007	(7,809)
Interest and other (expense) income	(56)	325
Loss on disposal of investments	—	(167)
Unrealized gain on investments	310	327
Net foreign exchange gain (loss)	2,592	(2,262)
Interest expense, net of amounts capitalized	(9,794)	(8,522)
	(2,941)	(18,108)
Income (loss) before income taxes	9,008	(2,237)
Income tax (provision) benefit	(768)	29,071
Net income	8,240	26,834
Preferred stock dividends	(138)	(138)

Income applicable to common stockholders	$8,102	$26,696

Basic income per common share after preferred dividends	$0.02	$0.07

Diluted income per common share after preferred dividends	$0.02	$0.07

Weighted average number of common shares outstanding - basic	399,322	395,370

Weighted average number of common shares outstanding - diluted	401,923	398,149

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	12

HECLA MINING COMPANY

Condensed Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$212,569	$186,107
Investments	34,358	33,758
Accounts receivable:
Trade	19,713	14,805
Other, net	19,293	17,385
Inventories	62,803	54,555
Other current assets	17,369	13,715
Total current assets	366,105	320,325
Non-current investments	7,652	7,561
Non-current restricted cash and investments	1,005	1,032
Properties, plants, equipment and mineral interests, net	2,008,704	2,020,021
Non-current deferred income taxes	671	1,509
Other non-current assets	13,954	14,509
Total assets	$2,398,091	$2,364,957

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$51,636	$46,549
Accrued payroll and related benefits	21,420	31,259
Accrued taxes	7,273	5,919
Current portion of capital leases	5,669	5,608
Current portion of accrued reclamation and closure costs	8,315	6,679
Other current liabilities	21,621	16,116
Total current liabilities	115,934	112,130
Capital leases	7,094	6,193
Long-term debt	533,566	502,229
Non-current deferred tax liability	116,866	121,546
Accrued reclamation and closure costs	78,887	79,366
Non-current pension liability	48,459	46,628
Other non-current liabilities	2,784	12,983
Total liabilities	903,590	881,075

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	101,290	100,926
Capital surplus	1,626,298	1,619,816
Accumulated deficit	(187,092)	(195,484)
Accumulated other comprehensive loss	(26,767)	(23,373)
Treasury stock	(19,267)	(18,042)
Total stockholders’ equity	1,494,501	1,483,882
Total liabilities and stockholders’ equity	$2,398,091	$2,364,957
Common shares outstanding	400,302	399,176

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	13

HECLA MINING COMPANY

Condensed Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
OPERATING ACTIVITIES
Net income	$8,240	$26,834
Non-cash elements included in net income:
Depreciation, depletion and amortization	29,490	29,590
Loss on disposal of investments	—	167
Unrealized gain on investments	(310)	(327)
Gain on disposition of properties, plants, equipment and mineral interests	(129)	(32)
Provision for reclamation and closure costs	1,323	1,026
Stock compensation	1,127	1,349
Deferred income taxes	(438)	(21,234)
Amortization of loan origination fees	449	480
(Gain) loss on derivative contracts	(9,094)	7,343
Foreign exchange (gain) loss	(3,399)	506
Other non-cash charges, net	(36)	2
Change in assets and liabilities:
Accounts receivable	(7,266)	(8,738)
Inventories	(6,762)	(3,358)
Other current and non-current assets	(3,171)	1,363
Accounts payable and accrued liabilities	13,956	(1,510)
Accrued payroll and related benefits	(3,927)	6,881
Accrued taxes	218	1,754
Accrued reclamation and closure costs and other non-current liabilities	(3,888)	(3,811)
Cash provided by operating activities	16,383	38,285

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(17,635)	(21,658)
Maturities of investments	30,501	3,634
Proceeds from disposition of properties, plants and equipment	151	61
Purchases of investments	(31,182)	(11,113)
Net cash used in investing activities	(18,165)	(29,076)

FINANCING ACTIVITIES
Acquisition of treasury shares	(1,225)	(731)
Dividends paid to common stockholders	(998)	(989)
Dividends paid to preferred stockholders	(138)	(138)
Debt origination fees	—	(91)
Borrowings on debt	31,024	—
Payments on debt	—	(470)
Repayments of capital leases	(1,322)	(1,595)
Net cash provided by (used in) financing activities	27,341	(4,014)
Effect of exchange rates on cash	876	1,814
Net increase in cash, cash equivalents and restricted cash and cash equivalents	26,435	7,009
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	187,139	171,977
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$213,574	$178,986

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	14

HECLA MINING COMPANY

Production Data

	Three Months Ended
	March 31, 2018	March 31, 2017
GREENS CREEK UNIT
Tons of ore milled	211,430	197,129
Mining cost per ton of ore	$68.99	$71.41
Milling cost per ton of ore	$32.64	$33.72
Ore grade milled - Silver (oz./ton)	11.71	12.71
Ore grade milled - Gold (oz./ton)	0.10	0.10
Ore grade milled - Lead (%)	2.96	3.06
Ore grade milled - Zinc (%)	8.05	7.82
Silver produced (oz.)	1,913,232	1,929,297
Gold produced (oz.)	13,118	14,022
Lead produced (tons)	5,021	4,809
Zinc produced (tons)	14,799	13,406
Cash cost, after by-product credits, per silver ounce (1)	$(4.99)	$0.65
AISC, after by-product credits, per silver ounce (1)	$0.59	$3.86
Capital additions (in thousands)	$9,482	$5,234
LUCKY FRIDAY UNIT
Tons of ore processed	9,559	57,069
Mining cost per ton of ore	$114.76	$104.72
Milling cost per ton of ore	$21.67	$27.16
Ore grade milled - Silver (oz./ton)	11.10	12.39
Ore grade milled - Lead (%)	6.92	7.05
Ore grade milled - Zinc (%)	4.79	3.99
Silver produced (oz.)	99,780	680,782
Lead produced (tons)	606	3,827
Zinc produced (tons)	412	2,131
Cash cost, after by-product credits, per silver ounce (1)	$—	$5.93
AISC, after by-product credits, per silver ounce (1)	$—	$12.06
Capital additions (in thousands)	$988	$3,987
CASA BERARDI UNIT
Tons of ore milled - underground	191,333	204,957
Tons of ore milled - surface pit	157,216	88,739
Tons of ore milled - total	348,549	293,696
Surface tons mined - ore and waste	1,676,434	2,310,235
Mining cost per ton of ore - underground	$108.50	$98.14
Mining cost per ton of ore - combined	$76.95	$86.58
Mining cost per ton of ore and waste - surface tons mined	$3.62	$2.61
Milling cost per ton of ore	$15.96	$17.26
Ore grade milled - Gold (oz./ton) - underground	0.180	0.16
Ore grade milled - Gold (oz./ton) - surface pit	0.079	0.09
Ore grade milled - Gold (oz./ton) - combined	0.135	0.14
Ore grade milled - Silver (oz./ton)	0.03	0.03
Gold produced (oz.) - underground	29,522	28,650
Gold produced (oz.) - surface pit	10,655	7,157
Gold produced (oz.) - total	40,177	35,807
Silver produced (oz.)	8,891	8,545
Cash cost, after by-product credits, per gold ounce (1)	$827	$886
AISC, after by-product credits, per gold ounce (1)	$1,086	$1,256
Capital additions (in thousands)	$9,067	$12,411

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	15

SAN SEBASTIAN UNIT
Tons of ore milled	34,397	36,663
Mining cost per ton of ore	$115.12	$38.99
Milling cost per ton of ore	$67.13	$64.15
Ore grade milled - Silver (oz./ton)	16.10	21.78
Ore grade milled - Gold (oz./ton)	0.142	0.183
Silver produced (oz.)	512,192	750,803
Gold produced (oz.)	4,513	6,284
Cash cost, after by-product credits, per silver ounce (1)	$2.81	$(3.27)
AISC, after by-product credits, per silver ounce (1)	$8.37	$0.43
Capital additions (in thousands)	$430	$1,707

(1) Cash cost, after by-product credits, per ounce and AISC, after by-products credits, per ounce represent a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits and AISC, after by-products credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	16

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP)

to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Costs, Before By-product Credits and All-In Sustaining Costs, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units for the three-month periods ended March 31, 2018 and 2017.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other primary silver mining companies. With regard to Casa Berardi, we use Cash Cost, After By-product Credits, per Gold Ounce AISC, After By-product Credits, per Gold Ounce to compare its performance with other gold mines. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	17

In thousands (except per ounce amounts)	Three Months Ended March 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total

Cost of sales and other direct production costs and depreciation, depletion and amortization	$41,861	$4,100	$5,775		$51,736	$49,187	$100,923
Depreciation, depletion and amortization	(10,639)	(621)	(684)		(11,944)	(16,110)	(28,054)
Treatment costs	11,388	572	204		12,164	535	12,699
Change in product inventory	5,154	(1,022)	2,638		6,770	(101)	6,669
Reclamation and other costs	(912)	(45)	(494)		(1,451)	(142)	(1,593)
Exclusion of Lucky Friday costs	—	(2,984)	—		(2,984)	—	(2,984)
Cash Cost, Before By-product Credits (1)	46,852	—	7,439		54,291	33,369	87,660
Reclamation and other costs	849	—	106		955	143	1,098
Exploration	360	—	2,312	444	3,116	1,190	4,306
Sustaining capital	9,482	—	430	117	10,029	9,067	19,096
General and administrative				7,735	7,735		7,735
AISC, Before By-product Credits (1)	57,543	—	10,287		76,126	43,769	119,895
By-product credits:
Zinc	(32,142)	—			(32,142)		(32,142)
Gold	(15,292)	—	(5,998)		(21,290)		(21,290)
Lead	(8,974)	—			(8,974)		(8,974)
Silver						(148)	(148)
Total By-product credits	(56,408)	—	(5,998)		(62,406)	(148)	(62,554)
Cash Cost, After By-product Credits	$(9,556)	$—	$1,441		$(8,115)	$33,221	$25,106
AISC, After By-product Credits	$1,135	$—	$4,289		$13,720	$43,621	$57,341

Divided by ounces produced	1,913	—	512		2,425	40
Cash Cost, Before By-product Credits, per Ounce	$24.49	$—	$14.52		$22.38	$831
By-product credits per ounce	(29.48)	—	(11.71)		(25.73)	(4)
Cash Cost, After By-product Credits, per Ounce	$(4.99)	$—	$2.81		$(3.35)	$827
AISC, Before By-product Credits, per Ounce	$30.07	$—	$20.08		$31.39	$1,090
By-product credits per ounce	(29.48)	—	(11.71)		(25.73)	(4)

AISC, After By-product Credits, per Ounce	$0.59	$—	$8.37		$5.66	$1,086

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	18

In thousands (except per ounce amounts)	Three Months Ended March 31, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total

Cost of sales and other direct production costs and depreciation, depletion and amortization	$43,996	$14,543	$6,623		$65,162	$42,466	$107,628
Depreciation, depletion and amortization	(13,332)	(2,433)	(673)		(16,438)	(12,514)	(28,952)
Treatment costs	14,131	3,817	225		18,173	571	18,744
Change in product inventory	3,265	(149)	(380)		2,736	1,381	4,117
Reclamation and other costs	(386)	(182)	(590)		(1,158)	(17)	(1,175)
Cash Cost, Before By-product Credits (1)	47,674	15,596	5,205		68,475	31,887	100,362
Reclamation and other costs	666	179	117		962	17	979
Exploration	278	1	1,532	378	2,189	797	2,986
Sustaining capital	5,234	3,990	1,132	5	10,361	12,411	22,772
General and administrative				9,206	9,206		9,206
AISC, Before By-product Credits (1)	53,852	19,766	7,986		91,193	45,112	136,305
By-product credits:
Zinc	(23,779)	(4,060)			(27,839)		(27,839)
Gold	(14,852)		(7,657)		(22,509)		(22,509)
Lead	(7,782)	(7,496)			(15,278)		(15,278)
Silver						(147)	(147)
Total By-product credits	(46,413)	(11,556)	(7,657)		(65,626)	(147)	(65,773)
Cash Cost, After By-product Credits	$1,261	$4,040	$(2,452)		$2,849	$31,740	$34,589
AISC, After By-product Credits	$7,439	$8,210	$329		$25,567	$44,965	$70,532

Divided by ounces produced	1,929	681	751		3,361	36
Cash Cost, Before By-product Credits, per Ounce	$24.71	$22.90	$6.93		$20.37	$890
By-product credits per ounce	(24.06)	(16.97)	(10.20)		(19.53)	(4)
Cash Cost, After By-product Credits, per Ounce	$0.65	$5.93	$(3.27)		$0.84	$886
AISC, Before By-product Credits, per Ounce	$27.92	$29.03	$10.63		$27.13	$1,260
By-product credits per ounce	(24.06)	(16.97)	(10.20)		(19.53)	(4)

AISC, After By-product Credits, per Ounce	$3.86	$12.06	$0.43		$7.60	$1,256

(1)

Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital cost.

(2)

The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. As a result, for the first quarter of 2018 Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits are not presented for Lucky Friday, and costs related to the limited production at Lucky Friday are excluded from the calculation of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits for our combined silver operations.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	19

Reconciliation of Net Income Applicable to Common Stockholders (GAAP) to Adjusted Net Income Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income applicable to common stockholders and adjusted net income per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2018	2017
Net income applicable to common stockholders (GAAP)	$8,102	$26,696

Adjusting items:
(Gain) loss on derivatives contracts	(4,007)	7,809
Lucky Friday suspension costs	5,017	1,581
Provisional price losses (gains)	65	(627)
Net foreign exchange (gain) loss	(2,592)	2,262
Acquisition costs	2,507	27
Nonrecurring deferred income tax adjustments	—	(17,486)
Adjusted net income applicable to common stockholders	$9,092	$20,262
Weighted average shares - basic	399,322	395,370
Weighted average shares - diluted	401,923	398,149
Basic and diluted adjusted net income per common share	$0.02	$0.05

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	20

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, Lucky Friday suspension-related costs, acquisition costs, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes and Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017
Net income (loss)	$8,240	$26,834	$(42,113)	$96,999

Plus: Interest expense	9,794	8,522	39,284	24,607
Plus: Income taxes	768	(29,071)	49,718	(3,297)
Plus: Depreciation, depletion and amortization	28,054	28,952	115,164	119,203
Plus: Exploration expense	7,360	4,514	26,356	16,284
Plus: Pre-development expense	1,005	1,252	5,201	3,985
Plus: Acquisition costs	2,507	27	2,505	2,722
Plus/(Less): Foreign exchange (gain) loss	(2,592)	2,262	5,446	(3,015)
Plus/(Less): Loss (gain) on derivative contracts	(4,007)	7,809	9,434	3,386
Plus: Lucky Friday suspension costs	5,017	1,581	24,737	1,581
Plus/(Less): Provisional price losses (gains)	65	(627)	(50)	797
Plus: Stock-based compensation	1,090	1,349	6,072	6,109
Plus: Provision for closed operations and environmental matters	1,323	1,026	4,805	5,839
Plus/(Less): Unrealized loss (gain) on investments	(310)	(327)	264	(861)
Plus/(Less): Other	56	(158)	(1,312)	(1,576)

Adjusted EBITDA	$58,370	$53,945	$245,511	$272,763

Total debt			$546,329	$513,027

Less: Cash, cash equivalents and short-term investments			$(246,927)	$(213,291)

Net debt			$299,402	$299,736

Net debt/LTM adjusted EBITDA (non-GAAP)			1.2	1.1

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	21